Stockholder Letter Q2 2025

HAGERTY Q2 2025 | 2 Summer driving season is the best time to be a classic car owner. Top down, windows open, music up, chrome gleaming — these are the simple joys that ignite a lifelong love affair with automobiles. For the true enthusiast, driving is never just about the destination, but the timeless passion that fuels every journey. Hagerty is built to serve that passion. Our unique business model and dynamic brand create deep competitive economic moats. These moats are the result of deliberate strategies that make our company exceptionally difficult for competitors to challenge or displace. No other company, for instance, puts the car experience first and foremost. But we do because without car love, Hagerty simply would not exist. For investors, this means predictable, compounding profit growth. Today, for instance, we are celebrating our tenth straight quarter of profitable growth and cash flow generation. Companies with wide and deep moats like ours are better positioned to generate strong free cash flows, achieve higher returns on capital, and weather economic cycles. The combination of high retention (89%) and a stellar NPS (82) signals that our business is not only loved by its customers but also built to last. In a world where disruption is constant, our moats give us the ability to adapt, innovate, and continue to deliver value to our customers and shareholders. Dear Hagerty Stockholders, Members and One Team Hagerty, Stockholder Letter SERVING AUTOMOTIVE PASSION ON THE COVER: Making the most of summer driving season in a 1975 Ferrari Dino 308 GT4. PHOTOGRAPHER: CAMERON NEVEU

HAGERTY Q2 2025 | 3 Proof is in the quality of our first half results for 2025. Revenue is up 18% to $688 million, powered by new business count. Profit growth was even higher, with net income gains of 46% to $74 million and Adjusted EBITDA growth of 28% to $103 million. The strength of the first half and business momentum into the second half allowed us to increase our full year 2025 outlook from prior expectations. The Rise of Broad Arrow We recognized car passion as an opportunity a long time ago and began creating services to meet the needs of this vast market beyond insurance. Today, I am excited to share an update on how we are advancing our mission to preserve driving and fuel car culture with Broad Arrow Auctions. Led by Kenneth Ahn and his team of veteran live auction experts, Broad Arrow has grown rapidly since we acquired the company in 2022. In three short years, Broad Arrow has established itself as the No. 2 auction house in the global market in the premium segment (auction houses with average sale prices of greater than $200,000) by total sales in the first half of 2025. Earlier this year, we teased our plans to expand into the lucrative European market. In May, we held our first-ever continental auction in collaboration with BMW AG at the prestigious Concorso d’Eleganza Villa d’Este in Italy, achieving total sales of €31 million with 78% of all lots sold. The standout vehicle was a 1948 Ferrari 166 Spyder Corsa—which sold for a record €7,543,750. Since then, we have announced two more European auctions. The first will be held during the Zoute Grand Prix Car Week in Belgium on October 10 in partnership with The Zoute Concours, showcasing approximately 70 outstanding collector cars across a diverse range of categories, marques, and price levels on the shores of Knokke-Heist. The second, our Zurich auction in collaboration with Auto Zürich, is November 1 at the magnificent Dolder Grand Hotel. This event will highlight 60 highly sought-after collector cars sourced from around the world and will serve as the grand finale of the Auto Zürich show. In the United States, our exciting Monterey Jet Center Auction is just one week away (August 13–14), marking the start of Monterey Car Week. Held alongside Motorlux, our elegant evening soiree featuring cars, aircraft, and haute cuisine, the two events will draw thousands of guests from around the globe. Last year’s auction achieved $72 million in total sales with 85% of all lots sold. We hope to do even better this year. There is a deep human motivation behind our decision to enter—and now expand— our auction business. As historian Niall

HAGERTY Q2 2025 | 4 Ferguson famously noted, one of the “killer apps” that propelled Western civilization forward was the universal love of shopping. This powerful impulse brings us close to the heart of what makes the car world so special. It’s not just about ownership or appreciation—it’s also about the excitement of the chase: buying, selling, and searching for that dream car you’ve always longed for. The Opportunity Before Us What makes collectible cars especially exciting is that their numbers grow with each passing decade. While Hagerty is undeniably the market leader in insuring these vehicles, we currently protect only around 2.6 million out of the total addressable market. That means, while we are the market leader, we have a long and lucrative runway ahead. We are glad you are on this road trip with us. And, as always, I want to take this opportunity to thank One Team Hagerty for their incredible work. We could not thrive without you and your talents. Until next time, keep on driving. McKeel Hagerty CEO and Chairman, Hagerty Cruising the California coast in a 1974 Chevrolet Corvette convertible. PHOTOGRAPHER: JAMES LIPMAN